UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2011

ANTS SOFTWARE INC.
(Exact name of registrant as specified in charter)

Delaware	000-16299	13-3054685
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Cambridge Square,
Suite F
Alpharetta, Georgia 30009
 (Address of principal executive offices / Zip Code)

 (856) 914-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.02    Unregistered Sales of Equity Securities.

On October 7, 2011, ANTs software inc. (the “Company”) issued four million three hundred forty five thousand six hundred and three (4,345,603) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) to StreetCapital, Inc. (“StreetCapital”) in reliance on the private placement exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof and corollary provisions of the Georgia Securities Act (the “StreetCapital Shares”) and in connection with the Settlement Agreement between the Company and StreetCapital, as more fully described in Item 8.01 of this Current Report on Form 8-K.

Item 8.01    Other Events.

On October 4, 2011 the Company entered into a Settlement Agreement (the “Settlement Agreement”) with StreetCapital in full settlement of StreetCapital’s claims against the Company.  A description of StreetCapital’s claims against the Company is contained in the Company’s Form 10-K for the fiscal year ended December 31, 2010, under Item 3. Legal Proceedings.

The Settlement Agreement was approved by the Superior Court of Fulton County, State of Georgia in an order dated October 7, 2011.  Pursuant to the Settlement Agreement and the related Stipulation of Settlement of Claims, dated October 4, 2011 (the “Stipulation”), in consideration of mutual releases of the claims at issue, the Company agreed to issue the StreetCapital Shares.  In addition, the Company agreed to replace the three warrants previously issued to StreetCapital (in the aggregate permitting the purchase of up to 296,641 shares of Common Stock for exercise prices of $0.90 and higher) for replacement warrants exercisable for the same number of shares at an exercise price of $0.5261 per share.  In addition, as part of the Settlement Agreement, the Company issued a new warrant to StreetCapital for the purchase of 414,722 shares of Common Stock at an exercise price of $0.5261 per share, which is deemed to be issued on January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2011	ANTs software inc.

	By: /s/	Joseph Kozak
Joseph Kozak, President and
Chief Executive Officer